Exhibit 99.2

Windstream 1Q25 Earnings Call – Prepared Remarks

May 1, 2025

Genesis White

Good morning everyone and thank you for joining Windstream’s first quarter 2025 earnings conference call.

Joining me on the call today are:

•	Paul Sunu, our CEO, and

•	Drew Smith, our CFO and Treasurer

To accompany today’s call, we have posted the presentation slides and supplemental schedules on our various investor websites. If you do not have access to these websites, please reach out to me at Genesis dot White at windstream dot com.

Our financial statements, prepared in accordance with U.S. GAAP, will be available by mid- May to our lenders and investors, in compliance with the terms of the Credit Agreement, Indenture, and Amended and Restated LLC Agreement.

During the first quarter of 2025, we completed updates to our business segment structure to improve the market-level alignment of customers and service offerings with the network being utilized to provide services. These changes, which resulted in the reclassification of our segment-level financials, primarily included the shift of business customers to Kinetic from the former Windstream Enterprise segment, which we have renamed Managed Services for segment reporting purposes.

Prior period segment information has been revised to reflect these updates. A reconciliation of previously reported financials to revised segment and consolidated information is included within the Investor Supplement.

Today’s discussion includes statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties and the disclosure to our forward-looking statements will be contained in our financial statements. Let me now turn it over to Paul Sunu.

Paul Sunu

Good morning and thank you for joining us.

Today, we are pleased to share with you our first quarter results, which showed solid financial and operational performance across our business and demonstrated progress towards our 2025 priorities, as shown on slide 4.

In order to meet the growing demand in our residential, business and wholesale markets, we are building more fiber, at a faster pace. As we communicated earlier this year, our enhanced and accelerated build plan will nearly double the rate of our fiber builds in 2025, compared to what was completed last year. This will result in about 2 million consumer premises passed, or 43% coverage of our Kinetic footprint, by the end of this year. Further, we expect to drive increased penetration in our fiber markets through the demonstrated successes of our marketing and quality initiatives.

Our strategy is clear. We are building on the foundation of quality that we created last year by accelerating our fiber builds and propelling our fiber penetration. And, I am very proud of the progress that we’re making towards these goals.

With that, I would like to share a few financial and operational highlights for the quarter, as seen on Slide 6.

For the quarter, we delivered $370 million of adjusted EBITDAR, excluding the gain on sale of operating assets. We also monetized an additional portion of our IPv4 assets during the quarter, for over $25 million in net proceeds. This brings our cumulative sales proceeds from these assets to approximately $155 million over the last five quarters. These sales are related to non-core, unutilized assets and thus we do not anticipate any changes to our go- forward operating free cash flow trends.

Within Kinetic, we continued to expand our fiber coverage and experienced strong growth in our fiber subscribers and fiber subscriber revenue year-over-year, highlighting our continued commitment to extending our fiber footprint within Kinetic markets.

Wholesale and Managed Services continued their solid performance. Windstream Wholesale continues to demonstrate market leadership in innovation, as well as its commitment to network expansion which allows us to be an active player in the growing demand generated by AI. Furthermore, Wholesale’s core fiber wave service continues to resonate with carriers, content providers and hyperscalers. Inside Managed Services, we continued the execution of our transformation strategy, which is optimizing the relationships within our valuable base of managed services customers as we shift away from the legacy TDM business.

Slide 7 provides a bit more insight into Kinetic’s Fiber performance for the quarter. We extended our fiber coverage by passing an additional 38,000 consumer premises during the quarter, bringing our total to approximately 1.7 million consumer premises passed or 38% of Kinetic’s footprint.

Our pace of construction during the quarter was largely in line with our expectations as we focused on the in-flight RDOF and PPP projects which have lower household density profiles. We expect to hit our overall premises passed targets for the year as more non- subsidized locations come online.

Now let’s take a look at our fiber subscriber growth. We added over 18,000 fiber subscribers for the quarter. Our fiber subscribers grew 16% year-over-year and fiber subscriber revenue grew 20% for the same period, demonstrating strong adoption of our fiber product. We ended the quarter with 464,000 subscribers on our fiber network, representing a 27.9% penetration rate, an improvement of 50 basis points sequentially.

Additionally, you can see the performance of our Fiber Fast Start initiative on Slide 8, as our latest cohorts continue to show impressive early penetration results. Furthermore, we are beginning to see positive results from our Fiber Forward initiative, which we launched last year. While this program is still ramping, we are seeing encouraging improvements in the markets launched, as evidenced by the strong penetration growth in our 2023 cohorts, which went from 28% penetration in Year 1 to 32% in Year 2. These results demonstrate that our marketing initiatives are on track.

Overall, I am quite pleased with the progress we made during the quarter. We demonstrated continued momentum across our strategic initiatives, setting us up nicely to achieve our 2025 priorities.

And finally, before we get to our financial results, let me address the progress on our planned merger with Uniti. In early April, Uniti shareholders voted to approve the merger. In addition, we have received sixteen state approvals, which leaves the approvals for two remaining states, as well as the FCC. We defer to Uniti management on specifics of the transaction and next steps in the closing process.

We still expect the merger to close in early second half of 2025, subject to customary closing conditions, including receipt of final regulatory approvals. In the meantime, we remain steadfast in executing on our 2025 priorities, delivering high-quality service to our customers and driving growth.

With that, let me turn the call over to Drew to cover our financial results for the quarter.

Drew Smith

Thank you, Paul, and good morning everyone. Turning to Slide 9, we show our first quarter financial results.

During the quarter, Windstream generated:

•	Total revenues of $890 million, and

•	Adjusted EBITDAR, excluding the gain on sale of operating assets, of $370 million, which was up 13% sequentially, translated into a consolidated margin of 41.6% during the quarter, an improvement of 100 basis points over last year’s levels.

Moving to our market-level business revenue trends:

Within Kinetic:

•	Service revenue was $529 million, which was down 8.3% year-over-year, with consumer service revenue down 5.5% year-over-year, driven largely by the ACP funding step-downs.

•	Kinetic fiber subscriber revenue was up 20% year-over-year, and fiber ARPU of $73.24 was up 4% year-over-year.

•	Fiber consumer broadband subscribers grew by 18,400 during the quarter. This was offset by a loss of 35,600 DSL customers, resulting in a net decrease in total broadband units of 17,200 for the quarter.

Within Managed Services:

•	Service revenue was $240 million, down 16%, as legacy-TDM revenues continue to see ongoing declines as expected.
•	TDM revenue declined 37% year-over-year as we continue to execute our TDM exit strategy, which will be completed by the end of this year.
•	Direct margin for the Managed Services business declined 10% year over year, driven mostly by our TDM Exit Strategy. Excluding the TDM margin declines, Managed Services’ direct margin declined in the mid-single digits.

Within Wholesale:

•	Service revenue was $111 million, down 4.5% year-over-year, driven by declines in legacy revenues. Strategic revenues had solid performance during the quarter highlighted by high demand being seen from carriers, content providers and hyperscalers.

Turning to expenses:

•	Total cash expenses during the first quarter fell by $75 million, or approximately 13%, year-over-year, driven by our interconnection expense reduction activities, as well as other cost reduction efforts across the company.

Transitioning to slide 10, Windstream has a strong balance sheet with no current debt maturities until 2031. As of March 31st, we ended with $656 million in total liquidity and a net debt to adjusted EBITDA ratio of 2.63x.

Our financial guidance as seen on slide 11 remains unchanged.

Now, I will turn the call back over to Paul for some closing comments.

Paul Sunu

Thank you, Drew.

In closing, Windstream delivered solid financial and operational results across our business during the first quarter. We continue to extend our fiber footprint within our Kinetic markets, while further propelling our fiber penetration through our strategic marketing initiatives. The team is poised and sharply focused. And, as you can see, making real progress and generating momentum toward achieving our 2025 priorities.

With that, we can now open the call up for questions.

Where to Find Additional Information

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This communication may be deemed to be solicitation material in respect of the proposed merger between Windstream and Uniti (the “proposed transaction”).  In connection with the proposed transaction, Windstream filed a registration statement on Form S-4, containing a proxy statement/prospectus, with the SEC on February 12, 2025 and Uniti filed a proxy statement with the SEC on February 12, 2025.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND ANY OTHER RELEVANT DOCUMENTS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.  Investors and security holders are able to obtain copies of the registration statement and proxy statement/prospectus (when available) as well as other filings containing information about Windstream and Uniti, without charge, at the SEC’s website, http://www.sec.gov. Copies of the registration statement and proxy statement/prospectus and each company’s other filings with the SEC may also be obtained free of charge from the respective companies. Copies of documents filed with the SEC by Windstream will be made available free of charge on Windstream’s investor relations website at https://investor.windstream.com/. Copies of documents filed with the SEC by Uniti will be made available free of charge on Uniti’s investor relations website at https://investor.uniti.com/.